Supplement Dated May 8, 2014
To The Current Prospectus

Fixed Account I	ING GoldenSelect Guarantee Annuity
Fixed Account II	ING SmartDesign Multi-Rate Index Annuity
ING USA Guaranteed Account

Issued by ING USA Annuity and Life Insurance Company

This supplements your prospectus and replaces the prior supplement dated May 23, 2013. Please read it carefully and keep it with your copy of the prospectus for future reference. If you have any questions, please call Customer Service at
1-800-366-0066.

Information about the ING USA Annuity and Life Insurance Company found in your Prospectus is deleted and replaced with the following:

ING USA Annuity and Life Insurance Company (“ING USA”) is an Iowa stock life insurance company, which was originally incorporated in Minnesota on January 2, 1973. ING USA is a wholly owned subsidiary of Lion Connecticut
Holdings Inc. (“Lion Connecticut”), which in turn is a wholly owned subsidiary of Voya Financial, Inc. (“VoyaTM”), which until April 7, 2014, was known as ING U.S., Inc. In May 2013, the common stock of Voya began trading on the New York
Stock Exchange under the symbol "VOYA" and Voya completed its initial public offering of common stock.

ING USA is authorized to sell insurance and annuities in all states, except New York, and the District of Columbia.
Although ING USA is a subsidiary of Voya, Voya is not responsible for the obligations under the Contract. The obligations under the Contract are solely the responsibility of ING USA Annuity and Life Insurance Company.

Voya is an affiliate of ING Groep N.V. (“ING”), a global financial institution active in the fields of insurance, banking and asset management. In 2009, ING announced the anticipated separation of its global banking and insurance businesses, including the divestiture of Voya, which together with its subsidiaries, including the Company, constitutes ING’s U.S.-
based retirement, investment management and insurance operations. As of March 25, 2014, ING’s ownership of Voya was approximately 43%. Under an agreement with the European Commission, ING is required to divest itself of 100% of Voya by the end of 2016.

X.SDMT-14GW	May 2014